Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Reality Wireless Networks, Inc. of our report dated February 15, 2005 on the consolidated financial statements of Reality Wireless Networks, Inc. as of September 30, 2004 and for the year then ended.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 19, 2005